Exhibit 99.4

Consent of Person Named as About to Become a Director

The purpose of this consent is to provide Double Eagle Acquisition Corp. (the “Company”) with consent to my being named in the Company’s registration statement on Form S-4, No. 333-220356, as filed with the U.S. Securities and Exchange Commission and all amendments thereto and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person anticipated to become a director of Williams Scotsman Corporation upon completion of the business combination transaction described therein.

/s/ Stephen Robertson

Name: Stephen Robertson

Dated: October 10, 2017